Exhibit 99.1
BANCINSURANCE CORPORATION ANNOUNCES
2006 FOURTH QUARTER AND YEAR END RESULTS
COLUMBUS, Ohio (March 7, 2007) Bancinsurance Corporation, a specialty property and casualty insurance holding company, today announced its financial results for the three and twelve months ended December 31, 2006.
Highlights for the fourth quarter of 2006 include the following:
•	Net income of $0.4 million or $.08 per diluted share.

•	Net premiums earned of $12.9 million.

•	Combined ratio of 108.0%.

•	Shareholders’ equity of $36.4 million and book value per share of $7.30 at December 31, 2006.
John Sokol, President, commented, “Our results for the fourth quarter 2006 were significantly impacted by lingering effects from the discontinued bond program. The final arbitration case is pending and we are working diligently to bring it to a full and fair completion. We continue to adapt to fluctuations in our ULTIMATE LOSS INSURANCE® business as well as sluggish market conditions in the automobile industry. Recently, A.M. Best Company reaffirmed our A- (Excellent) rating which underscores the progress we have achieved during the past year.”
Fourth Quarter Results
Net income decreased to $0.4 million, or $0.08 per diluted share, for the fourth quarter 2006 from $3.1 million, or $0.62 per diluted share, a year ago. The most significant factor that influenced the year-over-year comparison was the discontinued bond program, with an after-tax loss of $0.5 million, or $0.11 per diluted share, for the fourth quarter 2006 versus an after-tax benefit of $2.2 million, or $0.44 per diluted share, for the fourth quarter 2005. Excluding this factor, the Company’s net income was similar for both periods.
Net premiums earned grew to $12.9 million for the fourth quarter 2006 from $12.2 million a year ago primarily due to an increase in ULTIMATE LOSS INSURANCE® (“ULI”) and guaranteed auto protection (“GAP”) premiums. ULI premiums increased primarily due to a decrease in the experience rating adjustment. This experience rating adjustment was primarily influenced by policy loss experience-to-date. The increase in GAP premiums for the fourth quarter 2006 versus a year ago was primarily due to rate and volume increases with existing customers.
Net investment income increased to $1.1 million for the fourth quarter 2006 from $1.0 million a year ago primarily due to increased yields in the investment portfolio.
Codification and subscription fees decreased to zero for the fourth quarter 2006 from $1.0 million a year ago as the Company sold its publishing subsidiary during the third quarter 2006.
Management fees from our unemployment compensation (“UC”) product line increased to $0.3 million for the fourth quarter 2006 compared to $0.2 million the prior year due primarily to favorable unemployment experience.
Discontinued bond program losses and loss adjustment expenses (“LAE”) were $0.8 million for the fourth quarter 2006 which was primarily attributable to an increase in reported losses from Harco. For the fourth quarter 2005, there was a $3.3 million decrease in loss reserves principally due to a favorable ruling in the Aegis arbitration. As of December 31, 2006, three of the four arbitrations associated with the discontinued bond program have been resolved; only the Highlands arbitration remains outstanding. Losses and LAE on continuing business increased to $6.6 million in the fourth quarter 2006 from $6.4 million a year ago primarily due to an increase in ULI losses.

Commission expense declined $0.3 million in the fourth quarter 2006 primarily due to a decrease in ULI commissions. Other insurance operating expenses and general and administrative expenses were up $0.5 million principally due to an increase in legal expenses. Codification and subscription expenses declined to zero for the fourth quarter 2006 from $0.7 million a year ago as the Company sold its publishing subsidiary during the third quarter 2006. Interest expense increased to $0.4 million in the fourth quarter 2006 from $0.3 million a year ago as a result of rising interest rates associated with the Company’s trust preferred debt.
Combined Ratio
The Company’s specialty insurance products are underwritten by its wholly-owned subsidiary, Ohio Indemnity Company, whose results represent the Company’s combined ratio. For the fourth quarter 2006, the combined ratio increased to 108.0% from 77.8% a year ago. The loss ratio increased to 60.4% for the fourth quarter 2006 from 25.5% a year ago primarily due to the increase in losses for the discontinued bond program. Excluding the discontinued bond program, the loss ratio was 54.1% for the fourth quarter 2006 compared to 52.9% a year ago. This increase was primarily attributable to our ULI product line. The expense ratio improved to 47.6% for the fourth quarter 2006 from 52.3% a year ago primarily due to a decrease in ULI and GAP commissions.
Twelve Month Results
Net income decreased to $5.5 million, or $1.08 per diluted share, for 2006 from $6.3 million, or $1.26 per diluted share, for 2005. The most significant factors that influenced the year-over-year comparison was a $1.3 million increase in losses and LAE for the discontinued bond program, a $0.9 million increase in losses and LAE on continuing business and a $1.2 million decrease in net realized gains from investments. These factors were partially offset by a $2.5 million net realized gain on the sale of our publishing subsidiary in 2006.
Net premiums earned declined to $49.1 million for 2006 from $51.7 million a year ago primarily due to a decrease in premiums for ULI, creditor placed insurance (“CPI”) and waste industry products (“WIP”). ULI experienced the largest decline ($3.1 million) caused primarily by a general agent transferring half of its production to other insurance carriers during the second half of 2005 (the “Transferred Business”) combined with lower lending volumes for certain financial institution customers and the cancellation of a ULI customer at the end of second quarter 2006. This decrease was partially offset by a $1.5 million increase in GAP premiums primarily due to rate and volume increases with existing customers. Net premiums earned for our UC product line increased slightly compared to a year ago.
Net investment income was $3.8 million for 2006, an increase of 16%, from $3.3 million the prior year. This improvement was primarily due to growth in average investments in 2006 compared to 2005 combined with higher yields. Net realized gains on investments were $0.1 million for 2006 compared to $1.3 million a year ago due to the timing of sales of equity securities.
Codification and subscription fees decreased $1.2 million for 2006 as the Company sold its publishing subsidiary during the third quarter 2006.
Management fees from our UC product line were $0.8 million for 2006 compared to $0.7 million the prior year.
Discontinued bond program losses and LAE were $1.8 million and $0.4 million during 2006 and 2005, respectively. The loss for 2006 was primarily attributable to the Harco arbitration ruling combined with an increase in Harco’s reported losses. The most significant factor contributing to the loss for 2005 was an increase in reserves for this program during that period. Losses and LAE on continuing business increased $0.9 million for 2006 primarily due to favorable loss development for the ULI product line during 2005.
Commission expense declined $1.7 million for 2006 compared to the same period last year primarily due a decrease in ULI commissions associated with the Transferred Business. Other insurance operating expenses and general and administrative expenses declined $0.5 million for 2006 primarily due to audit and legal expenses in the prior year associated with the withdrawal by the Company’s former independent registered public accounting firm combined with a decrease in legal expenses associated with the discontinued bond program arbitrations. These decreases were partially offset by an increase in compensation expense and an increase in reserves for contingent liabilities. Codification and subscription expenses decreased $0.9 million as the Company sold its publishing subsidiary during the third quarter 2006. Interest expense increased $0.3 million for 2006 versus a year ago as a result of rising interest rates associated with the Company’s trust preferred debt.

Combined Ratio
For 2006, the combined ratio increased to 97.9% from 93.6% a year ago. The loss ratio increased to 53.2% for 2006 from 45.8% a year ago partly due to an increase in losses and LAE for the discontinued bond program. Excluding the discontinued bond program, the loss ratio was 49.6% for 2006 compared to 45.0% a year ago. This increase was primarily attributable to the prior year favorable loss development for the ULI product line. The expense ratio improved to 44.7% for 2006 from 47.8% a year ago principally due to the decline in ULI commissions associated with the Transferred Business.
2006 Form 10-K Filing
On March 7, 2007, the Company filed its 2006 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission.
About Bancinsurance Corporation
Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property and casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Automobile lender/dealer insurance products include our ULTIMATE LOSS INSURANCE®, creditor placed insurance and guaranteed auto protection insurance products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by qualified entities that elect not to pay the unemployment compensation taxes and instead reimburse state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Our waste industry products consists of surety bonds produced and administered by a general insurance agent whereby the Company both assumes and cedes business through quota share reinsurance arrangements. Other specialty products consist primarily of service contracts, other surety products and run-off of the discontinued bond program.
Forward-Looking Statements
Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements convey our current expectations or forecast future events. All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements include statements regarding our future financial position, results of operations, business strategy, budgets, projected costs and plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions generally identify forward-looking statements but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those statements. Risk factors that might cause actual results to differ from those statements include, without limitation, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in the business tactics or strategies of the Company, the financial condition of the Company’s business partners, changes in market forces, litigation, developments in the discontinued bond program and the related Highlands arbitration, the ongoing SEC private investigation and the concentrations of ownership of the Company’s common shares by members of the Sokol family, and other risk factors identified in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, any one of which might materially affect our financial condition and/or results of operations. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.
CONTACT:
John S. Sokol
President
jsokol@bancins.com
614-220-5200

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Net premiums earned	$12,855,427	$12,219,409	$49,106,653	$51,716,945
Net investment income	1,065,274	960,114	3,845,064	3,302,659
Net realized gains (losses) on investments	(27,750)	(1,834)	55,719	1,281,755
Codification and subscription fees	—	971,670	2,255,558	3,474,668
Management fees	274,055	202,012	830,329	713,697
Net realized gain on sale of affiliate	62,500	—	2,511,891	—
Other income	61,568	55,890	81,428	146,786

Total revenues	14,291,074	14,407,261	58,686,642	60,636,510

Expenses:
Losses and loss adjustment expenses (“LAE”)	6,633,997	6,377,901	23,806,747	22,912,887
Discontinued bond program losses and LAE	814,926	(3,340,858)	1,767,496	422,733
Commission expense	3,099,519	3,352,793	12,041,054	13,750,996
Other insurance operating expenses	3,061,615	2,157,871	9,923,782	9,989,798
Codification and subscription expenses	—	698,254	1,936,384	2,809,700
General and administrative expenses	232,293	664,294	958,257	1,427,388
Interest expense	368,550	318,769	1,429,086	1,152,363

Total expenses	14,210,900	10,229,024	51,862,806	52,465,865

Income before federal income taxes	80,174	4,178,237	6,823,836	8,170,645

Federal income tax expense (benefit)	(356,207)	1,064,503	1,348,935	1,876,571

Net income	$436,381	$3,113,734	$5,474,901	$6,294,074

Net income per common share:
Basic	$.09	$.63	$1.10	$1.27

Diluted	$.08	$.62	$1.08	$1.26

BANCINSURANCE CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheet Data
(Unaudited)

	December 31,	December 31,
	2006	2005
Assets
Investments:
Held to maturity:
Fixed maturities	$4,793,584	$4,821,629

Available for sale:
Fixed maturities	68,547,886	73,012,240
Equity securities	9,400,247	8,043,299

Short-term investments	8,263,980	8,964,738
Other invested assets	751,936	715,000

Total investments	91,757,633	95,556,906

Cash	1,823,191	4,528,875
Premiums receivable	4,534,856	5,403,960
Accounts receivable, net	—	674,357
Reinsurance recoverables	1,420,410	1,235,043
Prepaid reinsurance premiums	9,278,559	6,011,496
Deferred policy acquisition costs	9,454,410	9,678,821
Costs and estimated earnings in excess of billings on uncompleted codification contracts	—	248,035
Loans to affiliates	963,389	892,523
Intangible assets, net	—	771,013
Accrued investment income	1,133,757	1,128,104
Net deferred tax asset	254,713	485,461
Other assets	1,667,588	1,721,241

Total assets	122,288,506	128,335,835

Liabilities and Shareholders’ Equity
Reserve for unpaid losses and loss adjustment expenses	7,457,063	7,678,094
Discontinued bond program reserve for unpaid losses and loss adjustment expenses	6,366,177	19,626,129
Unearned premiums	37,248,196	35,579,349
Ceded reinsurance premiums payable	1,779,022	3,605,394
Experience rating adjustments payable	2,251,171	2,302,850
Retrospective premium adjustments payable	3,550,981	2,201,706
Funds held under reinsurance treaties	435,558	735,341
Contract funds on deposit	3,741,508	3,201,124
Taxes, licenses and fees payable	427,928	386,936
Current federal income tax payable	266,791	570,078
Deferred ceded commissions	1,752,278	1,337,098
Commissions payable	2,081,825	2,710,582
Billings in excess of estimated earnings on uncompleted codification contracts	—	75,108
Notes payable	—	27,119
Other liabilities	3,099,389	2,754,301
Trust preferred debt issued to affiliates	15,465,000	15,465,000

Total liabilities	85,922,887	98,256,209

Shareholders’ equity:
Common shares	1,794,141	1,794,141
Additional paid-in capital	1,554,355	1,336,073
Accumulated other comprehensive income	1,142,957	588,703
Retained earnings	37,607,687	32,132,786

	42,099,140	35,851,703

Less: Treasury shares	(5,733,521)	(5,772,077)

Total shareholders’ equity	36,365,619	30,079,626

Total liabilities and shareholders’ equity	$122,288,506	$128,335,835